Exhibit 3.1

February 15, 2006

Citigroup Global Markets Inc.

Structured Portfolio Group

153 East 53rd Street, 25th Floor

New York, New York 10022

Re:	Tax Exempt Securities Trust, National Trust 425 (Insured), Florida Trust 142 and Pennsylvania Trust 136

Dear Sirs:

We have acted as special counsel for Citigroup Global Markets Inc. as Depositor, Sponsor and Principal Underwriter (the “Sponsor”) of Tax Exempt Securities Trust, National Trust 425 (Insured), Florida Trust 142 and Pennsylvania Trust 136 (collectively, the “Trusts”) in connection with the deposit of securities (the “Securities”) therein pursuant to the Trust Agreements referred to below, by which the Trusts were created and under which the units of fractional undivided interest (collectively, the “Units”) have been issued. Pursuant to the Trust Agreements, the Sponsor has transferred to the Trusts certain long-term bonds and contracts to purchase certain long-term bonds together with irrevocable letters of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreements. (All bonds to be acquired by the Trusts are collectively referred to as the “Bonds.”)

Citigroup Global Markets Inc.

February 15, 2006

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trusts, the deposit of the Securities and the issuance and sale of the Units: (a) the Trust Indenture and Agreement dated July 28, 2005; and the Reference Trust Agreements of even date herewith relating to each Trust (collectively, the “Trust Agreements”) among the Sponsor, The Bank of New York, as Trustee, and Standard & Poor’s Securities Evaluations, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator; (b) the Closing Memorandum relating to the deposit of the Securities in the Trusts; (c) the Notification of Registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trusts, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940 (the “1940 Act”); (d) the Registration Statements on Form S-6 (Registration Nos. 333-129297, 333-127298 and 333-125153) filed with the Commission pursuant to the Securities Act of 1933 (the “1933 Act”), and Amendment No. 1 thereto (said Registration Statements, as amended by said Amendment No. 1 being herein called the “Registration Statement”); (e) the proposed form of final prospectus (the “Prospectus”) relating to the Units, which is expected to be filed with the Commission on or about February 16, 2006; (f) resolutions of the Executive Committees of the Sponsor authorizing the execution and delivery by the Sponsor of the Trust Agreements and the consummation of the transactions contemplated thereby; (g) the Restated Certificate of Incorporation and By-Laws of the Sponsor, as amended, each certified to by an authorized officer of the Sponsor as of a recent date; (h) a certificate of an authorized officer of the Sponsor with respect to certain factual matters contained therein (“Officer’s Certificate”); and (i) certificates or telegrams of public officials as to matters set forth upon therein.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be “to the best of our knowledge” or “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trusts, their review of documents provided to us by the Sponsor in connection with this engagement and inquiries of officers of the Sponsor, the results of which are reflected in the Officer’s Certificate. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Bonds held by the Trusts, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In

Citigroup Global Markets Inc.

February 15, 2006

addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Sponsor nor have we reviewed court or governmental agency dockets.

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors’ rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

We have relied without independent investigation upon the opinions dated the date hereof of Carlton Fields, P.A., Corporate Center Three at International Plaza, 4221 West Boy Scout Boulevard, Tampa, Florida 33607 and Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103-6696, delivered to the Sponsor with respect to the questions of law of the State of Florida and the Commonwealth of Pennsylvania and with respect to any disclosure contained in the Registration Statement concerning risk factors relating to the Bonds of Florida Trust 142 and Pennsylvania Trust 136, respectively.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.

Based on the subject to the foregoing, we are of the opinion that:

(1)  The Trust Agreements have been duly authorized and executed and delivered by an authorized officer of the Depositor and are valid and binding obligations of the Sponsor in accordance with their respective terms.

(2)  The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Sponsor and such Certificates when executed by the Sponsor and the Trustee in accordance with the provisions of the Certificates and the respective Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the respective Trusts, will be entitled to the benefits of the respective Trust Agreements, and will conform in all material respects to the description thereof contained in the

Citigroup Global Markets Inc.

February 15, 2006

Prospectus under the caption heading “Rights of Unit Holders—Certificates.” Upon payment of the consideration for the Units as provided in the Trust Agreements and the Registration Statement, the Units will be fully paid and non-assessable by the Trusts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings “Taxes” and “Miscellaneous—Legal Opinion.” This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trusts and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
Paul, Hastings, Janofsky & Walker LLP

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